FOR IMMEDIATE RELEASE

                      NUI CORPORATION BOARD OF DIRECTORS

                        ADOPTS SHAREHOLDER RIGHTS PLAN

   Bedminster, N.J. -- November 28, 1995 -- The Board of Directors of NUI Corporation (NYSE: NUI) has adopted a Shareholder Rights Plan designed to ensure that all shareholders receive fair and equal treatment in the event of an attempted takeover, the company announced today. The plan is not being adopted in response to any specific effort to acquire control of the company, and the company is not aware of any such effort.
        Under the Rights Plan, each shareholder of NUI Corporation Common Stock, after the close of business on December 8, 1995, will receive a dividend distribution of one Right for each share of Common Stock held. Each Right entitles shareholders to buy one one-hundredth of a share of Series A Junior Participating Preferred Stock of the Company at an exercise price of $50.00. Each preferred share fraction is designed to be equivalent in voting and dividend rights to one share of Common Stock.
        The Rights will be exercisable and will trade separately from the shares of Common Stock only if a person or group, with certain exceptions, acquires beneficial ownership of 15% or more of the shares of Common Stock or commences a tender or exchange offer that would result in such person or group beneficially owning 15% or more of the shares of Common Stock. Prior to this time, the Rights will not trade separately from the Common Stock. NUI may redeem the Rights at $0.001 per Right at any time prior to the occurrence of one of these events. All Rights expire on November 27, 2005.
        Each Right will entitle its holder to purchase, at the Right s then-current exercise price, Common Stock of NUI Corporation having a value of twice the Right s exercise price. This amounts to the right to buy Common Stock of the Company at half price. Rights owned by the party triggering the exercise of Rights will not be exercisable.
        In addition, if, after any person has become a 15%-or-more shareholder NUI Corporation is involved in a merger or other business combination transaction with another person in which its shares or Common Stock are changed or converted, or sells 50% or more of its assets or earning power to another person, each Right will entitle its holder to purchase, at the Right s then-current exercise price, shares of Common Stock of such other person having a value of twice the Right s exercise price.
        Details of the Shareholder Rights Plan are being mailed to shareholders.
        NUI Corporation (National Utility Investors; NYSE: NUI), based in Bedminster, N.J., sells and distributes natural gas and related services. The company s core utility operations are located in six states and serve more than 355,000 customers. The company s other operations include Natural Gas Services, Inc. and Utility Billing Services, Inc.
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   Contact: Alexandra Pruner -- 908/719-4222